Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 23, 2024
Registration Statement Nos. 333-259868 and 333-259868-11

*PRICING DETAILS $1.62+BN Toyota Auto Receivables 2024-C Owner Trust (TAOT 2024-C) Prime Auto Loan ABS

Joint Leads: MUFG (str), BMO, BofA and Lloyds
Active Co-Manager: Seelaus & Co.
Co-Managers: ANZ, ING

ANTICIPATED CAPITAL STRUCTURE
CLS	TOT($mm)	OFF($mm)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YIELD	CPN	Px
A-1	383.000	363.850	0.20	A-1+/F1+	1-6	1/25	8/25	I-CURV	+12	5.471	5.471	100.00000
A-2A	358.000	340.100	1.03	AAA/AAA	6-20	3/26	5/27	I-CURV	+37	5.217	5.16	99.99905
A-2B	258.000	245.100	1.03	AAA/AAA	6-20	3/26	5/27	SOFR30A	+37
A-3	616.000	585.200	2.44	AAA/AAA	20-42	1/28	3/29	I-CURV	+55	4.930	4.88	99.99994
A-4	91.250	86.687	3.74	AAA/AAA	42-47	6/28	11/29	I-CURV	+66	4.883	4.83	99.98636
B	43.750	-	3.88	NR/NR	47-47	6/28	2/31	I-CURV		Retained
* Expected Ratings

-TRANSACTION DETAILS-
BBG Ticker:	TAOT 2024-C
Offered Size:	$1.62+BN
Format:	SEC Registered
Exp. Ratings:	S&P / Fitch
ERISA:	Yes
Risk Retention:	US RR = Yes, EU RR = No
Min Denoms:	$1k x $1k
Pxing Speed:	1.30% ABS to 5% Call
Expected Pricing:	PRICED
Expected Settle:	7/30/2024
First Pay Date:	8/15/2024
B&D:	MUFG

-ATTACHMENTS-
Preliminary Prospectus, FWP, CDI (attached)
Intex Deal Name : mittaot_2024-c_upsize / 7YUB
SSAP : TAOT24C

-Cusips-
A1:	89237QAA8
A2A:	89237QAB6
A2B:	89237QAC4
A3:	89237QAD2
A4:	89237QAE0
B:	89237QAF7
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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.